EXHIBIT 21.01

LIST OF REGISTRANT’S SUBSIDIARIES
(At September 15, 2003)

State/Country of
Entity	Incorporation

Domestic
American Fundware Holding Company, Inc.	Delaware
American Fundware, Inc.	Colorado
apps.com, Inc.	Delaware
Blue Ocean Software, Inc.	Delaware
CBS Advisors LLC	Texas
CBS Benefit Services, LLC	Texas
CBS Corporate Services, Inc.	Texas
CBS Employer Services, Inc.	Texas
CBS Insurance Services, LLC	Texas
CBS Properties, Inc.	Texas
CBS Staff Solutions, LLC	Texas
Computing Resources, Inc.	Nevada
EmployeeMatters Insurance Agency of Massachusetts, LLC	Massachusetts
EmployeeMatters Insurance Agency, Inc.	Connecticut
Income Dynamics, Inc.	Nebraska
Intuit Administrative Services, Inc.	Delaware
Intuit Do-It-Yourself Payroll	California
Intuit Ventures Inc.	Delaware
Investment Solution Inc.	Delaware
Lacerte Educational Services, Inc.	Delaware
Lacerte Software Corporation	Delaware
Lion’s Partners, LLC	Delaware
Management Reports Incorporated	Ohio
Management Reports International, Inc.	Ohio
Payroll Solution, Inc.	Texas
Quicken Investment Services, Inc.	Delaware
SecureTax.com, Inc.	Delaware
International
American Fundware, an Intuit Company	Puerto Rico
Greenpoint Software, an Intuit Company	Canada
Intuit Canada Limited/Ltée	Canada
Intuit Canada Partnership	Canada
Intuit Information Technology Solutions Ltd.	United Kingdom
Intuit Limited	United Kingdom
Management Reports International (H.K.) Ltd.	Hong Kong
Management Reports International Limited	United Kingdom
Management Reports International Pte Limited	Singapore
Management Reports International Pty Limited	Australia
Management Reports International Southern Africa (PTY) Ltd.	South Africa